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                                       Rule 424(b)(3)
                                       Registration Statement No. 333-92258 and
                                                                  333-98743
                                       CUSIP # 12560PCV1

PRICING SUPPLEMENT NO. 14
Dated April 29, 2003 to
Prospectus, dated September 13, 2002 and
Prospectus Supplement, dated September 13, 2002.

                                 CIT GROUP INC.
                     GLOBAL MEDIUM-TERM FLOATING RATE NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

(X) Senior Note            (   ) Senior Subordinated Note

Principal Amount:  U.S. $500,000,000.00.

Proceeds to Corporation:  99.94961% or $499,748,050.00.

Agent Commission:  0.05039% or $251,950.00.

Issue Price:  100.00% or $500,000,000.00.

Original Issue Date:  May 2, 2003.

Maturity Date:  May 3, 2004.

Interest Rate Basis:  Federal Funds Rate.

Spread:  +70 basis points (0.70%).

Interest Rate Calculation: Federal Funds Rate determined on the Interest
                           Determination Date plus the Spread.

Initial Interest Rate:     Federal Funds Rate determined on the Original
                           Issue Date plus the Spread.

Specified Currency:  U.S. Dollars.

It is expected that the Notes will be ready for delivery in book-entry form on or about May 2, 2003.

Wachovia Securities                              Credit Suisse First Boston
Deutsche Bank Securities                         Goldman, Sachs & Co.
JPMorgan                                         Barclays Capital



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
Form:                           Global Note.

Interest Reset Dates:           Each Business Day to but excluding the Maturity Date.

Interest Determination Date:    Each Interest Reset Date.

Interest Rate Cut-Off Date:     Two Business Days prior to each Interest Payment
                                Date. The interest rate for each day following
                                the Interest Rate Cut-Off Date to but excluding
                                the Interest Payment Date will be the rate
                                prevailing on the Interest Rate Cut-Off Date.

Interest Payment Dates:         Monthly on the 3rd day of each month and on the Maturity
                                Date, commencing June 3, 2003, provided that if
                                any such day is not a Business Day, the Interest
                                Payment Date will be the next succeeding
                                Business Day, and no interest on such payment
                                will accrue for the period from and after the
                                Maturity Date.

Accrual of Interest:            Accrued interest will be computed by adding the Interest
                                Factors calculated for each day from the Original Issue
                                Date or from the last date to which interest has been
                                paid or duly provided for up to but not including the
                                day for which accrued interest is being
                                calculated. The "Interest Factor" for any Note
                                for each such day will be computed by
                                multiplying the face amount of the Note by the
                                interest rate applicable to such day and
                                dividing the product thereof by 360.

                                Interest payments will include the amount of interest accrued from and including the most recent Interest Payment Date to which interest has been paid (or from and including the Original Issue Date) to but excluding the applicable Interest Payment
                                Date.

Calculation Date:               The earlier of (i) the fifth Business Day
                                after each Interest Determination Date, or (ii)
                                the Business Day immediately preceding the
                                applicable Interest Payment Date.


Maximum Interest Rate:  Maximum rate permitted by New York law.

Minimum Interest Rate:  0.0%.

Exchange Listing:  None

Other Provisions:

         "Federal Funds Rate" means, for an Interest Determination Date, the rate on that date for Federal Funds open rate as this rate is displayed on Bridge Telerate, Inc. (or any successor service) on page 5 (or any other page as may replace this page on that service) ("Telerate Page 5") or if not available on Telerate Page 5, the Federal Funds open rate at Garvin Guy Butler (or any successor entity). If the Federal Funds open rate does not appear on Telerate Page 5 or is not available from Garvin Guy Butler, or if the rate is not yet published by 9:00 a.m. New York City time, on the Calculation Date, then the Federal Funds Rate will be the Federal Funds open rate as displayed on Bridge Telerate, Inc. (or any successor service) on page 4833 (or any other page as may replace this page on the service) or from Prebon Marshall Yamane (or any successor entity). The Federal



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         Funds Rate will be calculated on a weighted basis, meaning Friday's rate will be in effect for Saturday and Sunday.

         Trustee, Registrar, Authenticating and Paying Agent: Bank One Trust Company, N.A.

Agents:

                  Agent                                       Principal Amount
                  -----                                       ----------------
                  Wachovia Securities, Inc.                   $150,000,000
                  Credit Suisse First Boston LLC              $125,000,000
                  Deutsche Bank Securities Inc.               $100,000,000
                  Goldman, Sachs & Co.                         $60,000,000
                  J.P. Morgan Securities Inc.                  $50,000,000
                  Barclays Capital Inc.                        $15,000,000
                                                              -------------

                  Total                                        $500,000,000

CUSIP:  12560PCV1